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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Speedcom Wireless Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    847703204
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 26, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 847703204                    13G                 Page  2  of  8  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Merchant Fund, L.P.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

      NUMBER OF                   822,705
        SHARES     -------------------------------------------------------------
     BENEFICIALLY          6      SHARED VOTING POWER
       OWNED BY
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                     822,705
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           822,705
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 847703204                    13G                 Page  3  of  8  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            SDS Capital Partners, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY          6      SHARED VOTING POWER
       OWNED BY
         EACH                     822,705
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                     822,705
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           822,705
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 847703204                    13G                 Page  4  of  8  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Steven Derby
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY          6      SHARED VOTING POWER
       OWNED BY
         EACH                     822,705
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                     822,705
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           822,705
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 847703204                    13G                 Page  5  of  8  Pages

--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Speedcom Wireless Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  7020 Professional Parkway East
                  Sarasota, FL 34240

ITEM 2(a).        NAME OF PERSON FILING.
ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(c).        CITIZENSHIP.

                  SDS Merchant Fund, L.P. (the "Reporting Person") c/o SDS Capital Partners, LLC
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited partnership

                  SDS Capital Partners, LLC (the "General Partner") 53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited liability company

                  Mr. Steven Derby ("Mr. Derby")
                  Sole Managing Member of the General Partner
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  United States citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share

ITEM 2(e).        CUSIP NUMBER:

                  847703204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS a:

                  Not Applicable

CUSIP No. 847703204                    13G                 Page  6  of  8  Pages

--------------------------------------------------------------------------------

ITEM 4.           OWNERSHIP.  As of December 26, 2002:

                  1.  The Reporting Person.

                  (a)      Amount beneficially  owned:  822,705 shares of Common
                           Stock.

                  (b)      Percent of Class:5.7%

                  (c)      Number of shares as to which such person has:

                           (i)      sole  power  to vote  or  direct  the  vote:
                                    822,705

                           (ii)     shared power to vote or direct the vote: 0

                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 822,705

                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 0

                  2.  The General Partner - same as Mr. Derby, see below.

                  3.  Mr. Derby.

                  (a)      Amount beneficially  owned:  822,705 shares of Common
                           Stock.

                  (b)      Percent of Class:5.7%

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or direct the vote:  0

                           (ii)     shared  power to vote or  direct  the  vote:
                                    822,705

                           (iii)    sole   power  to   dispose   or  direct  the
                                    disposition of: 0

                           (iv)     shared   power  to  dispose  or  direct  the
                                    disposition of: 822,705

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

CUSIP No. 847703204                    13G                 Page  7  of  8  Pages

--------------------------------------------------------------------------------

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

CUSIP No. 847703204                    13G                 Page  8  of  8  Pages

--------------------------------------------------------------------------------

ITEM 10.          CERTIFICATION.

                  By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                           After reasonable inquiry and to the best of the
                  Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

                  Dated:  January 22, 2003


                                                  SDS MERCHANT FUND, L.P.
                                                  By: SDS Capital Partners, LLC,
                                                       its General Partner


                                                  By: /s/ Steven Derby
                                                     ---------------------------
                                                     Name: Steven Derby
                                                     Title:  Managing Member


                                                  SDS CAPITAL PARTNERS, LLC


                                                  By: /s/ Steven Derby
                                                     ---------------------------
                                                     Name: Steven Derby
                                                     Title:  Managing Member


                                                  /s/ Steven Derby
                                                  ------------------------------
                                                         Steven Derby